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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177118

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2014

PROSPECTUS SUPPLEMENT
(to the prospectus dated October 18, 2011)

Shares of Common Stock

        We are selling        shares of our common stock. Our common stock is listed on the NASDAQ Global Market under the symbol "NLST." Based on 32,526,138 shares of outstanding common stock as of February 3, 2014, of which 26,430,445 were held by non-affiliates, and a per share price of $        , which was based on the closing sale price of our common stock on the NASDAQ Global Market on            , 2014, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $        . We have previously sold $                of securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement.

        Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the risks and uncertainties described under the heading "Risk Factors" on page S-8 of this prospectus supplement. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without the prospectus dated October 18, 2011.

	Per Share	Total

Public offering price	$	$

Underwriting discounts	$	$

Proceeds to Netlist (before expenses)	$	$

        We have granted the underwriter a 30 day option to purchase up to an additional                        shares of common stock from us at the public offering price, less the underwriting discount, to cover over-allotments, if any. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the underwriter in connection with this offering and granted the underwriter a right to serve as exclusive placement agent or sole underwriter in securities offerings we or our stockholders might undertake in the 12 months following the closing of this offering. See "Underwriting" beginning on page S-32 of this prospectus supplement.

        The underwriter expects to deliver the shares of our common stock on or about                        , 2014, subject to customary closing conditions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Craig-Hallum Capital Group

The date of this prospectus supplement is February     , 2014.

Prospectus Supplement

Prospectus

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Each time we sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was filed with the SEC on September 30, 2011, and was declared effective by the SEC on October 18, 2011. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying prospectus. The accompanying base prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering.

        If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. This prospectus supplement, together with the base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus, includes all material information relating to this offering. We have not authorized anyone to provide you with different or additional information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the base prospectus, the information and documents incorporated herein by reference and the additional information under the heading "Where You Can Find More Information" before making an investment decision.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "Netlist," "the Company," "we," "us" and "our" refer to Netlist, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated herein by reference includes and incorporates by reference "forward-looking statements." We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These risks and uncertainties include, but are not limited to risks associated with the uncertainty of our future capital requirements and the likelihood that we need to raise additional funds; the amount and terms of our indebtedness; the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of anticipated additional decreases in sales to our key customer; our ability to leverage our NVvault™ technology into a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation and reexamination proceedings before the USPTO; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in our and our customers' product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; our reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; the political and regulatory environment in the People's Republic of China; our ability to maintain our NASDAQ listing; and other important factors that we discuss in greater detail under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find More Information," completely and with the understanding that our actual future results may be materially different from what we expect.

        These forward-looking statements represent our estimates and assumptions only as of the date made. We undertake no duty to update these forward-looking statements after the date of this prospectus, except as required by law, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled "Risk Factors" beginning on page S-8 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Business

        We design, manufacture and sell a wide variety of high performance, logic-based memory subsystems for the global datacenter, storage and high-performance computing markets. Our memory subsystems consist of combinations of dynamic random access memory integrated circuits ("DRAM ICs" or "DRAM"), NAND flash memory ("NAND"), application-specific integrated circuits ("ASICs") and other components assembled on printed circuit boards ("PCBs"). We primarily market and sell our products to leading original equipment manufacturer ("OEM") customers. Our solutions are targeted at applications where memory plays a key role in meeting system performance requirements. We leverage a portfolio of proprietary technologies and design techniques, including combining discrete semiconductor technologies such as DRAM and NAND flash to function as one, efficient planar design, and alternative packaging techniques to deliver memory subsystems with persistence, high density, small form factor, high signal integrity, attractive thermal characteristics, reduced power consumption and low cost per bit. Our NVvault™ product is the first to offer both DRAM and NAND in a standard form factor memory subsystem as a persistent dual-in line memory module ("DIMM") in mission critical applications.

Intellectual Property and Licensing

        Our high performance memory subsystems are developed in part using our proprietary intellectual property, and we believe that the strength of our intellectual property rights will be important to the success of our business. We utilize patent and trade secret protection, confidentiality agreements with customers and partners, disclosure and invention assignment agreements with employees and consultants and other contractual provisions to protect our intellectual property and other proprietary information. We plan to license specific, custom designs to our customers, charging royalties at a fixed amount per product or a percentage of sales. More generally, we intend to vigorously defend and monetize our intellectual property through licensing arrangements and, where necessary, enforcement actions against those entities using our patented solutions in their products. Royalties resulting from these patent monetization efforts can be structured in a variety of ways, including but not limited to one-time paid up licenses or on-going royalty arrangements. We expect to generate a portion of our revenues with these types of licensing arrangements.

        As of December 28, 2013, we had 40 U.S. patents issued and 31 U.S. and foreign patent applications pending. Assuming that they are properly maintained, our patents will expire at various dates between 2022 and 2029. Our issued patents and patent applications relate to the use of custom logic in high performance memory subsystems, PCB design, layout and packaging techniques. We intend to actively pursue the filing of additional patent applications related to our technology advancements. While we believe that our patent and other intellectual property rights are important to our success, our technical expertise and ability to introduce new products in a timely manner also will continue to be important factors in developing and maintaining our competitive position. Accordingly, we believe that our business is not materially dependent upon any one claim in any of our existing patents or pending patent applications.

Our Products

  HyperCloud®

        Our HyperCloud® technology incorporates our patented rank multiplication technology that increases memory capacity and our patented load reduction technology that increases memory bandwidth. We expect that these patented technologies will make possible improved levels of performance for memory intensive datacenter applications and workloads, including enterprise virtualization, cloud computing infrastructure, business intelligence real-time data analytics, and high performance computing.

  Vault

        We were the first to develop and market memory subsystems that incorporate both DRAM and NAND flash in a single NVvault™ persistent DIMM solution for backup of volatile DRAM data to non-volatile NAND. NVvault™ combines the best attributes of DRAM—speed, durability and reliability—with high densities, lower power and lower costs provided by NAND to provide application acceleration and mission critical backup during power interruption for cloud infrastructure, virtualization, analytics and database applications. NVvault™ is incorporated in our EXPRESSvault PCIe solution for both acceleration and backup in storage applications.

        Our NVvault™ product line consists primarily of battery-free and battery-powered flash backed cache memory subsystems targeting application acceleration and mission critical data integrity. NVvault™ battery-free provides server and storage OEMs a solution for enhanced performance and fault recovery during unexpected power interruptions. The DDR2 NVvault™ products have historically been sold primarily to Dell, for incorporation in its PERC 7 server Redundant Array of Independent Disks products, but is increasingly sold in our EXPRESSvault™ product line to storage OEMs. We expect minimal demand for Dell DDR2 NVvault™ in 2014.

        Beginning in 2014, NVvault will be utilized in DDR3 and DDR4 main memory sockets for application performance and data integrity for widespread adoption. In order to leverage our NVvault™ technology leadership position into a more diverse customer base, we will pursue qualifications broadly within the industry, however, our efforts may not result in significant revenues from the sale of NVvault™ products.

  Specialty Memory Modules and Flash-Based Products

        The remainder of our revenue is primarily from OEM sales of specialty memory modules and flash-based products, the majority of which are utilized in data center and industrial applications. When developing custom modules for an equipment product launch, we engage with our OEM customers from the earliest stages of new product definition, providing us unique insight into their full range of system architecture and performance requirements. This close collaboration has also allowed us to develop a significant level of systems expertise. We leverage a portfolio of proprietary technologies and design techniques, including efficient planar design, alternative packaging techniques and custom semiconductor logic, to deliver memory subsystems with high speed, capacity and signal integrity, small form factor, attractive thermal characteristics and low cost per bit. Revenues from our specialty modules and flash-based products are subject to fluctuation as a result of the life cycles of the products into which our modules are incorporated. Our ability to continue to produce revenues from specialty memory modules and flash-based products is dependent on our ability to qualify our products on new platforms as current platforms reach the end of their lifecycles, and on the state of the global economy.

Sales & Marketing

        We market and sell our products through a direct sales force and a network of independent sales representatives. Our sales activities focus primarily on developing strong relationships at the technical, marketing and executive management levels within market-leading OEMs.

        We utilize well-trained, highly technical program management teams to successfully drive new product development and quickly respond to our customers' needs and expectations. Our program management teams provide quick response times and act as a single point-of-contact for routine issues during the sales process. Additionally, they address the long-term business and technology goals of our customers. We employ a team approach to business development whereby our sales team and independent representatives identify, qualify and prioritize customer prospects through offices in a number of locations worldwide.

Manufacturing

        We manufacture substantially all of our products at our facilities in Suzhou in the People's Republic of China ("PRC"). Our advanced engineering and design capabilities, combined with our in-house manufacturing processes, allow us to assemble our memory subsystems reliably and in high volume. Our advanced, customized manufacturing facilities are capable of surface mount assembly, subsystem testing, system-level burn-in testing, programming, marking, labeling and packaging. At each stage of the production cycle, including product prototyping, qualification sample production and high-volume manufacturing and delivery, we focus on providing our customers with rapid response and short manufacturing turn-around times. Manufacturing cycle times for our products are typically one week or less, and in some cases as few as two days, from receipt of order.

Research & Development

        We believe that to remain competitive we must continue to focus on developing advanced memory technologies. We have invested significant resources in the design of custom semiconductor logic devices. These logic devices are integrated into our next-generation memory subsystems in order to improve their performance. For example, our HyperCloud® logic devices enable our DRAM-based subsystems to achieve higher speeds and address greater memory capacity at a lower price point than currently available products in the market. Logic devices in our NVvault™ flash-backed product enable DRAM and NAND flash memory to be efficiently combined for the purposes of backing up and accelerating data storage. The development of these semiconductor devices are an important part of our overall effort to maintain a strong competitive position in our industry based on advanced memory technologies.

Litigation & Patent Reexamination

        We own numerous patents and continue to enlarge and strengthen our patent portfolios which cover different aspects of our technology innovations with various claim scopes. We plan to generate revenue by selling or licensing our technology, and intend to vigorously enforce our patent rights against infringers. We dedicate substantial resources in protecting our intellectual property, including efforts to defend our patents against challenges made by way of reexamination proceedings at the United States Patent and Trademark Office ("USPTO"). These activities are likely to continue for the foreseeable future, without any guarantee that any ongoing or future patent protection and litigation activities will be successful. We also are subject to litigation claims that we have infringed on the intellectual property of others, against which we intend to defend vigorously.

Recent Developments

        On February 3, 2014, we reported financial results for the fourth quarter and full year ended December 28, 2013.

        Revenues for the fourth quarter ended December 28, 2013, were $7.7 million, compared to revenues of $6.0 million for the fourth quarter ended December 29, 2012. Gross profit for the fourth quarter ended December 28, 2013, was $1.9 million, or 24.6 percent of revenues, compared to a gross profit of $0.8 million, or 14.0 percent of revenues, for the fourth quarter ended December 29, 2012.

        Net loss for the fourth quarter ended December 28, 2013, was ($1.6) million, or ($0.05) loss per share, compared to a net loss in the prior year period of ($4.1) million, or ($0.14) loss per share. These results include stock-based compensation expense of $0.4 million for both the fourth quarter ended December 28, 2013 and December 29, 2012.

        As of December 28, 2013, cash and cash equivalents and restricted cash were $7.8 million, total current assets were $16.1 million, working capital was $10.6 million, total debt, net of debt discounts, was $5.1 million, and stockholders' equity was $7.0 million.

        Revenues for the twelve months ended December 28, 2013, were $23.0 million, compared to revenues of $36.9 million for the twelve months ended December 29, 2012. Gross profit for the twelve months ended December 28, 2013, was $3.1 million, or 13.5 percent of revenues, compared to a gross profit of $9.4 million, or 25.5 percent of revenues, for the twelve months ended December 29, 2012.

        Net loss for the twelve months ended December 28, 2013, was ($10.8) million, or ($0.35) loss per share, compared to a net loss in the prior year period of ($14.0) million, or ($0.50) loss per share. These results include stock-based compensation expense of $1.7 million for 2013, compared to $1.9 million for 2012.

Corporate Information

        We commenced operations in September 2000. Our principal executive offices are located at 175 Technology Drive, Suite 150, Irvine, California 92618 and our telephone number at that address is (949) 435-0025. Our website address is http://www.netlist.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus supplement. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Risk Factors

        Our business is subject to substantial risk. Please carefully consider the "Risk Factors" beginning on page S-8 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase the securities offered by this prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

 THE OFFERING

        The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of our common stock, see the "Description of Our Capital Stock" section in the accompanying prospectus.

Securities offered by us in this offering	shares of our common stock, par value $0.001 per share.
Offering price	$ per share of common stock.
Common stock outstanding before this offering	32,526,138 shares.
Over-allotment option	We have granted to the underwriter an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to additional common shares to cover over-allotments, if any.
Use of proceeds	For general corporate purposes. See "Use of Proceeds" on page S-30.
Risk factors

See "Risk Factors" on page S-8 and other information included in this prospectus supplement, or incorporated herein by reference, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market Symbol	NLST

        The number of shares of our common stock outstanding immediately before this offering is as of February 3, 2014 and excludes:

  •
  6,325,680 shares of common stock issuable upon exercise of options outstanding as of February 3, 2014, of which approximately 3,538,164 shares are exercisable;

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  1,453,010 shares of common stock available for future grants under our stock option plans as of February 3, 2014, which amount is subject to annual increases pursuant to the terms of our Amended and Restated 2006 Equity Incentive Plan;

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  4,272,535 shares of common stock issuable upon exercise of warrants outstanding as of February 3, 2014, 1,525,282 of which are exercisable at $0.89 per share and 2,747,253 of which are exercisable at $1.00 per share (of which 2,087,913 are currently exercisable and 659,340 are exercisable upon the occurrence of certain events); and

  •
               shares of common stock issuable if the underwriter exercises its option to purchase additional shares of common stock in full.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our common stock could decline. As a result, you could lose some or all of any investment you may have made or may make in our common stock.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

You will experience immediate dilution in the book value per share of the common stock you purchase.

        Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $        per share in the net tangible book value of the common stock. See the section entitled "Dilution" below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

        We currently anticipate using the net proceeds from this offering for general corporate purposes, including working capital and other general and administrative purposes. We have not reserved or allocated specific amounts for these purposes and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of our other stockholders.

        As of December 28, 2013, approximately 19.18% of our outstanding common stock was held by affiliates, including 19.05% held by Chun K. Hong, our chief executive officer and chairman of our board of directors. As a result, Mr. Hong has the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of Mr. Hong and our other executive officers and directors. For example, our executive officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with stockholders that have the ability to exercise significant control.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control and could also limit the market price of our stock.

        Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of provisions which are included in our certificate of incorporation and bylaws, each as amended:

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  our board of directors is authorized, without prior stockholder approval, to designate and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;

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  stockholder action by written consent is prohibited;

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  nominations for election to our board of directors and the submission of matters to be acted upon by stockholders at a meeting are subject to advance notice requirements; and

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  our board of directors is expressly authorized to make, alter or repeal our bylaws.

        In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation and bylaws, and of Delaware law, could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could prevent the consummation of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

The price of and volume in trading of our common stock has and may continue to fluctuate significantly.

        Our common stock has been publicly traded since November 2006. The price of our common stock and the trading volume of our shares are volatile and have in the past fluctuated significantly. There can be no assurance as to the prices at which our common stock will trade in the future or that an active trading market in our common stock will be sustained in the future. The market price at which our common stock trades may be influenced by many factors, including but not limited to, the following:

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  our operating and financial performance and prospects, including our ability to achieve and sustain profitability in the future;

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  investor perception of us and the industry in which we operate;

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  the availability and level of research coverage of and market making in our common stock;

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  changes in earnings estimates or buy/sell recommendations by analysts;

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  sales of our newly issued common stock or other securities associated with our $40 million effective shelf registration, or the perception that such sales may occur;

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  general financial and other market conditions; and

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  changing and recently volatile domestic and international economic conditions.

        In addition, shares of our common stock and the public stock markets in general have experienced, and may continue to experience, extreme price and trading volume volatility. These fluctuations may adversely affect the market price of our common stock and a stockholder's ability to sell their shares into the market at the desired time or at the desired price.

        In 2007, following a drop in the market price of our common stock, securities litigation was initiated against us. Given the historic volatility of our industry, we may become engaged in this type of litigation in the future. Securities litigation is expensive and time-consuming.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

        At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

We may not be able to maintain our NASDAQ listing.

        On August 15, 2013, we received a notice from NASDAQ indicating that Netlist no longer complies with the requirements of NASDAQ Marketplace Rule 5450(b)(1)(A) for continued listing on the NASDAQ Global Market. This rule requires that we maintain minimum stockholders' equity of $10,000,000 (the "Stockholders' Equity Rule"). As reported in our Quarterly Report on Form 10-Q for the period ended June 29, 2013, the Company's stockholders' equity was $8,539,000. As explained in the notice, Netlist was required to provide a plan to regain compliance with NASDAQ Global Market listing requirements by September 30, 2013. Following our submission to NASDAQ, NASDAQ granted us an extension to December 31, 2013 to regain compliance with the Stockholders' Equity Rule, which NASDAQ subsequently extended to February 11, 2014.

        We are evaluating various actions to pursue, including a request to extend such date and a request to transfer to NASDAQ Capital Market, which would require us to have a minimum of $5,000,000 of stockholder's equity at the time of transfer (as measured on our last filed Quarterly Report on Form 10-Q or Annual Report on From 10-K), maintain a minimum stockholders' equity of $2.5 million and continue to meet certain other listing requirements.

        If we fail to regain compliance with the Stockholders' Equity Rule or otherwise maintain the standards required now or in future by NASDAQ, our common stock could be delisted. Such delisting could cause our stock to be classified as "penny stock," among other potentially detrimental consequences, any of which could significantly impact our stockholders' ability to sell shares of our common stock or to sell shares at a price that a stockholder may deem to be acceptable.

RISKS RELATED TO OUR BUSINESS

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

        Our operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter or year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these quarterly and annual fluctuations include the following factors, as well as other factors described elsewhere in this prospectus supplement:

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  general economic conditions, including the possibility of a prolonged period of limited economic growth in the U.S. and Europe; disruptions to the credit and financial markets in the U.S., Europe and elsewhere;

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  our inability to develop new or enhanced products that achieve customer or market acceptance in a timely manner, including our HyperCloud® memory module and our flash-based memory products;

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  our failure to maintain the qualification of our products with our current customers or to qualify current and future products with our current or prospective customers in a timely manner or at all;

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  the timing of actual or anticipated introductions of competing products or technologies by us or our competitors, customers or suppliers;

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  the loss of, or a significant reduction in sales to, a key customer;

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  the cyclical nature of the industry in which we operate;

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  a reduction in the demand for our high performance memory subsystems or the systems into which they are incorporated;

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  our customers' failure to pay us on a timely basis;

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  costs, inefficiencies and supply risks associated with outsourcing portions of the design and the manufacture of integrated circuits;

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  our ability to absorb manufacturing overhead if our revenues decline or vary from our projections;

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  delays in fulfilling orders for our products or a failure to fulfill orders;

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  our ability to procure an adequate supply of key components, particularly DRAM ICs and NAND;

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  dependence on large suppliers who are also competitors and whose manufacturing priorities may not support our production schedules;

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  changes in the prices of our products or in the cost of the materials that we use to build our products, including fluctuations in the market price of DRAM ICs and NAND;

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  our ability to effectively operate our manufacturing facility in the PRC;

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  manufacturing inefficiencies associated with the start-up of new manufacturing operations, new products and initiation of volume production;

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  our failure to produce products that meet the quality requirements of our customers;

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  disputes regarding intellectual property rights and the possibility of our patents being reexamined by the USPTO;

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  the costs and management attention diversion associated with litigation;

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  the loss of any of our key personnel;

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  changes in regulatory policies or accounting principles;

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  our ability to adequately manage or finance internal growth or growth through acquisitions;

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  the effect of our investments and financing arrangements on our liquidity; and

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  the other factors described in this "Risk Factors" section and elsewhere in this prospectus supplement.

        Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as an indication of our future operating performance. In one or more future periods, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock would likely decline. In addition, the market price of our common stock may fluctuate or decline regardless of our operating performance.

We have historically incurred losses and may continue to incur losses.

        Since the inception of our business in 2000, we have only experienced one fiscal year (2006) with profitable results. In order to regain profitability, or to achieve and sustain positive cash flows from operations in the future, we must further reduce operating expenses and/or increase our revenues. Although we have in the past engaged in a series of cost reduction actions, and believe that we could reduce our current level of expenses through elimination or reduction of strategic initiatives, such expense reductions alone may not make us profitable or allow us to sustain profitability if it is achieved. Our ability to achieve profitability will depend on increased revenue growth from, among other things, increased demand for our memory subsystems and related product offerings, as well as our ability to expand into new and emerging markets. We may not be successful in achieving the necessary revenue growth or the expected expense reductions. Moreover, we may be unable to sustain past or expected future expense reductions in subsequent periods. We may not achieve profitability or sustain such profitability, if achieved, on a quarterly or annual basis in the future.

        Any failure to achieve profitability could result in increased capital requirements and pressure on our liquidity position. We believe our future capital requirements will depend on many factors, including our levels of net sales, the timing and extent of expenditures to support sales, marketing, research and development activities, the expansion of manufacturing capacity both domestically and internationally and the continued market acceptance of our products. Our capital requirements could result in our having to, or otherwise choosing to, seek additional funding through public or private equity offerings or debt financings. Such funding may not be available on terms acceptable to us, or at all, either of which could result in our inability to meet certain of our financial obligations and other related commitments.

Our future capital needs are uncertain and we may need to raise additional funds, which may not be available on acceptable terms or at all.

        We believe our existing cash balances, borrowing availability under our bank credit facility with Silicon Valley Bank ("SVB"), borrowing availability under our loan agreement with DBD Credit Funding, LLC, an affiliate of Fortress Investment Group, LLC (the "Lender"), and the cash expected to be generated from operations, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we will likely need significant additional capital, which we may seek to raise through, among other things, public and private equity offerings and debt financings. Our future capital requirements will depend on many factors, including our levels of net sales, the timing and extent of expenditures to support research and development activities, the expansion of manufacturing capacity both domestically and internationally and the continued market acceptance of our products. Additional funds may not be available on terms acceptable to us, or at all. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization.

        If adequate working capital is not available when needed, we may be required to significantly modify our business model and operations to reduce spending to a sustainable level. It could cause us to be unable to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or customer requirements. It may also cause us to delay, scale back or eliminate some or all of our research and development programs, or to reduce or cease operations.

We have incurred a material amount of indebtedness to fund our operations, the terms of which required that we pledge substantially all of our assets as security and that we agree to share certain patent monetization revenues that may accrue in the future. Our level of indebtedness and the terms of such indebtedness, could adversely affect our operations and liquidity.

        We have incurred debt secured by all of our assets under our credit facilities and term loans with the Lender and SVB. Our credit facility with the Lender is secured by a first-priority security interest in our intellectual property assets (other than certain patents and related assets relating to the NVvault™ product line) and a second priority security interest in substantially all of our other assets. Our credit facility with SVB is secured by a first priority security interest in all of our assets other than our intellectual property assets, to which SVB has a second priority security interest. The credit facility with the Lender contains customary representations, warranties and indemnification provisions, as well as affirmative and negative covenants that, among other things restrict our ability to:

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  incur additional indebtedness or guarantees;

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  incur liens;

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  make investments, loans and acquisitions;

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  consolidate or merge;

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  sell or exclusively license assets, including capital stock of subsidiaries;

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  alter our business;

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  engage in transactions with affiliates; and

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  pay dividends or make distributions.

        The credit facilities also include events of default, including, among other things, payment defaults, breaches of representations, warranties or covenants, certain bankruptcy events, and certain material adverse changes. If we were to default under either credit facility and were unable to obtain a waiver for such a default, interest on the obligations would accrue at an increased rate. In the case of a default, the lenders could accelerate our obligations under the credit agreements and exercise their rights to foreclose on their security interests, which would cause substantial harm to our business and prospects.

        Incurrence and maintenance of this debt could have material consequences, such as:

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  requiring us to dedicate a portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, and other cash requirements;

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  increasing our vulnerability to adverse economic and industry conditions;

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  limiting our flexibility in planning for, or reacting to, changes and opportunities in, our business and industry, which may place us at a competitive disadvantage; and

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  limiting our ability to incur additional debt on acceptable terms, if at all.

        Concurrently with the execution of the credit facility with the Lender, we entered into a Patent Monetization Side Letter Agreement which provides, among other things, that an affiliate of the Lender may be entitled to share in certain monetization revenues that we may derive in the future related to our patent portfolio (excluding certain patents relating to the NVvault™ product line). Monetization revenues subject to this arrangement include revenues recognized during the seven year term of the Letter Agreement from net amounts actually paid to us or our subsidiaries in connection with any assertion of, agreement not to assert, or license of, our patent portfolio. Monetization revenues subject to the arrangement also include the value attributable to our patent portfolio in any sale of the Company during the seven year term, subject to a maximum amount. The Letter Agreement also requires that we use commercially reasonable efforts to pursue opportunities to monetize our patent portfolio during the term of the Letter Agreement, provided that we are under no obligation to pursue any such opportunities that we do not deem to be in Company's best interest in our reasonable business judgment. Notwithstanding the foregoing, there can be no assurance that we will be successful in these efforts, and we may expend resources in pursuit of monetization revenues that may not result in any benefit to us. Moreover, the revenue sharing obligation will reduce the benefit we receive from any monetization transactions, which could adversely affect our operating results and would reduce the amounts payable to our stockholders in the event of a sale transaction.

Our revenues and results of operations have been substantially dependent on NVvault™ and we may be unable to replace revenue lost from the rapid decline in NVvault™ sales.

        For the fiscal years ended December 28, 2013 and December 29, 2012, our NVvault™ non-volatile RDIMM used in cache-protection and data logging applications, including our NVvault™ battery-free, the flash-based cache system, accounted for approximately 39% and 51% of total net sales, respectively. Following Intel's launch of its Romley platform in the first quarter of 2012, we have experienced a rapid decline in NVvault™ sales to Dell, and we recognized $5.5 million in NVvault™ sales to Dell in the fiscal year ended December 28, 2013, as compared to $15.7 million in the fiscal year ended December 29, 2012. We expect that after product in the supply chain is consumed, sales of NVvault™ products for incorporation into PERC 7 servers will be minimal. In order to leverage our NVvault™ technology and diversify our customer base, we continue to pursue additional qualifications of NVvault™ with other OEMs. We also introduced EXPRESSvault™ in March 2011 and we continue to pursue qualification of next generation DDR3 NVvault™ with customers. Our future operating results will depend on our ability to commercialize these NVvault™ product extensions, as well as other new products such as HyperCloud® and other high-density and high-performance solutions. We may not be successful in marketing any new or enhanced products. If we are not successful in generating sales of other products, the decrease or cessation of sales of NVvault™ products to Dell will significantly reduce our annual revenues and negatively affect our results of operations.

We are subject to risks relating to our focus on developing our HyperCloud® product and lack of market diversification.

        We have historically derived a substantial portion of our net sales from sales of our high performance memory subsystems for use in the server market. We expect these memory subsystems to continue to account for a significant portion of our net sales in the near term. Continued market acceptance of these products for use in servers is critical to our success.

        In an attempt to set our products apart from those of our competitors, we have invested a significant portion of our research and development budget into the design of ASIC devices, including the HyperCloud® memory subsystem, introduced in November 2009. This design and the products it is incorporated into are subject to increased risks as compared to our other products. For example:

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  we may be unable to achieve customer or market acceptance of the HyperCloud® memory subsystem or other new products, or achieve such acceptance in a timely manner;

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  the HyperCloud® memory subsystem or other new products may contain currently undiscovered flaws, the correction of which would result in increased costs and time to market;

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  we are dependent on a limited number of suppliers for both the DRAM ICs and the ASIC devices that are essential to the functionality of the HyperCloud® memory subsystem, and could experience supply chain disruption as a result of business issues that are specific to our suppliers or the industry as a whole; and

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  we are required to demonstrate the quality and reliability of the HyperCloud® memory subsystem or other new products to our customers, and are required to qualify these new products with our customers, both of which have required and will continue to require a significant investment of time and resources prior to the receipt of any revenue from such customers.

        We experienced a longer qualification cycle than anticipated with our HyperCloud® memory subsystems, and as of December 28, 2013, we have not generated significant HyperCloud® product revenues relative to our investment in the product. We entered into collaborative agreements with both IBM and HP pursuant to which these OEMs qualified the 16GB and 32GB versions of HyperCloud® for use with their products. In February 2012 and May 2012, we achieved memory qualification of our 16GB HyperCloud® product at IBM and HP, respectively. In September 2012 and July 2013, we achieved memory qualification of our 32GB HyperCloud® product at IBM and HP, respectively. We and each of the OEMs have committed financial and other resources toward the collaboration. However, the efforts undertaken with each of these collaborative agreements have not resulted in significant product margins for us to date relative to our investment in developing and marketing these products and there is no assurance that we will achieve sufficient revenues or margins from our HyperCloud® products under these arrangements.

        Additionally, if the demand for servers deteriorates or if the demand for our products to be incorporated in servers declines, our operating results would be adversely affected, and we would be forced to diversify our product portfolio and our target markets. We may not be able to achieve this diversification, and our inability to do so may adversely affect our business.

We may lose our competitive position if we are unable to timely and cost-effectively develop new or enhanced products that meet our customers' requirements and achieve market acceptance.

        Our industry is characterized by intense competition, rapid technological change, evolving industry standards and rapid product obsolescence. Evolving industry standards and technological change or new, competitive technologies could render our existing products obsolete. Accordingly, our ability to compete in the future will depend in large part on our ability to identify and develop new or enhanced products on a timely and cost-effective basis, and to respond to changing customer requirements. In order to develop and introduce new or enhanced products, we need to:

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  identify and adjust to the changing requirements of our current and potential customers;

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  identify and adapt to emerging technological trends and evolving industry standards in our markets;

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  design and introduce cost-effective, innovative and performance-enhancing features that differentiate our products from those of our competitors;

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  develop relationships with potential suppliers of components required for these new or enhanced products;

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  qualify these products for use in our customers' products; and

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  develop and maintain effective marketing strategies.

        Our product development efforts are costly and inherently risky. It is difficult to foresee changes or developments in technology or anticipate the adoption of new standards. Moreover, once these things are identified, if at all, we will need to hire the appropriate technical personnel or retain third party designers, develop the product, identify and eliminate design flaws, and manufacture the product in production quantities either in-house or through third-party manufacturers. As a result, we may not be able to successfully develop new or enhanced products or we may experience delays in the development and introduction of new or enhanced products. Delays in product development and introduction could result in the loss of, or delays in generating, net sales and the loss of market share, as well as damage to our reputation. Even if we develop new or enhanced products, they may not meet our customers' requirements or gain market acceptance.

Our customers require that our products undergo a lengthy and expensive qualification process without any assurance of net sales.

        Our prospective customers generally make a significant commitment of resources to test and evaluate our memory subsystems prior to purchasing our products and integrating them into their systems. This extensive qualification process involves rigorous reliability testing and evaluation of our products, which may continue for six months or longer and is often subject to delays. In addition to qualification of specific products, some of our customers may also require us to undergo a technology qualification if our product designs incorporate innovative technologies that the customer has not previously encountered. Such technology qualifications often take substantially longer than product qualifications and can take over a year to complete. Qualification by a prospective customer does not ensure any sales to that prospective customer. Even after successful qualification and sales of our products to a customer, changes in our products, our manufacturing facilities, our production processes or our component suppliers may require a new qualification process, which may result in additional delays.

        In addition, because the qualification process is both product-specific and platform-specific, our existing customers sometimes require us to requalify our products, or to qualify our new products, for use in new platforms or applications. For example, as our OEM customers transition from prior generation DDR2 DRAM architectures to current generation DDR3 DRAM architectures, we must design and qualify new products for use by those customers. In the past, the process of design and qualification has taken up to six months to complete, during which time our net sales to those customers declined significantly. After our products are qualified, it can take several months before the customer begins production and we begin to generate net sales from such customer.

        Likewise, when our memory component vendors discontinue production of components, it may be necessary for us to design and qualify new products for our customers. Such customers may require of us or we may decide to purchase an estimated quantity of discontinued memory components necessary to ensure a steady supply of existing products until products with new components can be qualified. Purchases of this nature may affect our liquidity. Additionally, our estimation of quantities required during the transition may be incorrect, which could adversely impact our results of operations through lost revenue opportunities or charges related to excess and obsolete inventory.

        We must devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualify our products with prospective customers in anticipation of sales. Significant delays in the qualification process, such as those experienced with our HyperCloud® product, could result in an inability to keep up with rapid technology change or new, competitive technologies. If we delay or do not succeed in qualifying a product with an existing or prospective customer, we will not be able to sell that product to that customer, which may result in our holding excess and obsolete inventory and harm our operating results and business.

Sales to a limited number of customers represent a significant portion of our net sales and the loss of, or a significant reduction in sales to, any one of these customers could materially harm our business.

        Sales to certain of our OEM customers have historically represented a substantial majority of our net sales. Approximately 45% and 15% and 60% and 18% of our net sales in the fiscal years ended December 28, 2013 and December 29, 2012, respectively, were to two of our customers. We currently expect that sales to a limited number of major OEM customers will continue to represent a significant percentage of our net sales for the foreseeable future. We do not have long-term agreements with our

OEM customers, or with any other customer. Any one of these customers could decide at any time to discontinue, decrease or delay their purchase of our products. In addition, the prices that these customers pay for our products could change at any time. The loss of any of our OEM customers, or a significant reduction in sales to any of them, could significantly reduce our net sales and adversely affect our operating results.

        Our ability to maintain or increase our net sales to our key customers depends on a variety of factors, many of which are beyond our control. These factors include our customers' continued sales of servers and other computing systems that incorporate our memory subsystems and our customers' continued incorporation of our products into their systems. Because of these and other factors, net sales to these customers may not continue and the amount of such net sales may not reach or exceed historical levels in any future period. Because these customers account for a substantial portion of our net sales, the failure of any one of these customers to pay on a timely basis would negatively impact our cash flow. In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. As we describe elsewhere in this prospectus, we have experienced a significant decline in sales of NVvault™ to our key customer, Dell. This reduction in sales has had, and is expected to continue to have, a significant impact on our revenues and gross profit.

A limited number of relatively large potential customers dominate the markets for our products.

        Our target markets are characterized by a limited number of large companies. Consolidation in one or more of our target markets may further increase this industry concentration. As a result, we anticipate that sales of our products will continue to be concentrated among a limited number of large customers in the foreseeable future. We believe that our financial results will depend in significant part on our success in establishing and maintaining relationships with, and effecting substantial sales to, these potential customers. Even if we establish and successfully maintain these relationships, our financial results will be largely dependent on these customers' sales and business results.

If a standardized memory solution which addresses the demands of our customers is developed, our net sales and market share may decline.

        Many of our memory subsystems are specifically designed for our OEM customers' high performance systems. In a drive to reduce costs and assure supply of their memory module demand, our OEM customers may endeavor to design JEDEC standard DRAM modules into their new products. Although we also manufacture JEDEC modules, this trend could reduce the demand for our higher priced customized memory solutions which in turn would have a negative impact on our financial results. In addition, customers deploying custom memory solutions today may in the future choose to adopt a JEDEC standard, and the adoption of a JEDEC standard module instead of a previously custom module might allow new competitors to participate in a share of our customers' memory module business that previously belonged to us.

        If our OEM customers were to adopt JEDEC standard modules, our future business may be limited to identifying the next generation of high performance memory demands of OEM customers and developing solutions that addresses such demands. Until fully implemented, this next generation of products may constitute a much smaller market, which may reduce our net sales and market share.

We may not be able to maintain our competitive position because of the intense competition in our targeted markets.

        We participate in a highly competitive market, and we expect competition to intensify. Many of our competitors have longer operating histories, significantly greater resources and name recognition, a larger base of customers and longer-standing relationships with customers and suppliers than we have.

As a result, some of these competitors are able to devote greater resources to the development, promotion and sale of products and are better positioned than we are to influence customer acceptance of their products over our products. These competitors also may be able to respond better to new or emerging technologies or standards and may be able to deliver products with comparable or superior performance at a lower price. For these reasons, we may not be able to compete successfully against these competitors. We also expect to face competition from new and emerging companies that may enter our existing or future markets. These potential competitors may have similar or alternative products which may be less costly or provide additional features.

        In addition to the competition we face from DRAM and logic suppliers such as SK hynix, Samsung, Micron, Inphi and IDT, some of our OEM customers have their own internal design groups that may develop solutions that compete with ours. These design groups have some advantages over us, including direct access to their respective companies' technical information and technology roadmaps. Our OEM customers also have substantially greater resources, financial and otherwise, than we do, and may have lower cost structures than ours. As a result, they may be able to design and manufacture competitive products more efficiently or inexpensively. If any of these OEM customers are successful in competing against us, our sales could decline, our margins could be negatively impacted and we could lose market share, any or all of which could harm our business and results of operations. Further, some of our significant suppliers are also competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration.

        We expect our competitors to continue to improve the performance of their current products, reduce their prices and introduce new or enhanced technologies that may offer greater performance and improved pricing. If we are unable to match or exceed the improvements made by our competitors, our market position would deteriorate and our net sales would decline. In addition, our competitors may develop future generations and enhancements of competitive products that may render our technologies obsolete or uncompetitive.

Our operating results may be adversely impacted by worldwide economic and political uncertainties and specific conditions in the markets we address, including the cyclical nature of and volatility in the memory market and semiconductor industry.

        Adverse changes in domestic and global economic and political conditions have made it extremely difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they have caused and could continue to cause U.S. and foreign businesses to slow spending on our products and services, which would further delay and lengthen sales cycles. In addition, sales of our products are dependent upon demand in the computing, networking, communications, printer, storage and industrial markets. These markets have been cyclical and are characterized by wide fluctuations in product supply and demand. These markets have experienced significant downturns, often connected with, or in anticipation of, maturing product cycles, reductions in technology spending and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and the erosion of average selling prices.

        We may experience substantial period-to-period fluctuations in future operating results due to factors affecting the computing, networking, communications, printers, storage and industrial markets. A decline or significant shortfall in demand in any one of these markets could have a material adverse effect on the demand for our products. As a result, our sales will likely decline during these periods. In addition, because many of our costs and operating expenses are relatively fixed, if we are unable to control our expenses adequately in response to reduced sales, our gross margins, operating income and cash flow would be negatively impacted.

        During challenging economic times our customers may face issues gaining timely access to sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our days sales outstanding would be negatively impacted. Furthermore, our vendors may face similar issues gaining access to credit, which may limit their ability to supply components or provide trade credit to us. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the memory market and related semiconductor industry. If the economy or markets in which we operate do not continue to improve or if conditions worsen, our business, financial condition and results of operations will likely be materially and adversely affected. Additionally, the combination of our lengthy sales cycle coupled with challenging macroeconomic conditions could compound the negative impact on the results of our operations.

Our lack of a significant backlog of unfilled orders, and the difficulty inherent in forecasting customer demand, makes it difficult to forecast our short-term production requirements to meet that demand, and any failure to optimally calibrate our production capacity and inventory levels to meet customer demand could adversely affect our revenues, gross margins and earnings.

        We make significant decisions regarding the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. We do not have long-term purchase agreements with our customers. Instead, our customers often place purchase orders no more than two weeks in advance of their desired delivery date, and these purchase orders generally have no cancellation or rescheduling penalty provisions. The short-term nature of commitments by many of our customers, the fact that our customers may cancel or defer purchase orders for any reason, and the possibility of unexpected changes in demand for our customers' products each reduce our ability to accurately estimate future customer requirements for our products. This fact, combined with the quick turn-around times that apply to each order, makes it difficult to forecast our production needs and allocate production capacity efficiently. We attempt to forecast the demand for the DRAM ICs, NAND, and other components needed to manufacture our products. Lead times for components vary significantly and depend on various factors, such as the specific supplier and the demand and supply for a component at a given time.

        Our production expense and component purchase levels are based in part on our forecasts of our customers' future product requirements and to a large extent are fixed in the short term. As a result, we likely will be unable to adjust spending on a timely basis to compensate for any unexpected shortfall in those orders. If we overestimate customer demand, we may have excess raw material inventory of DRAM ICs and NAND. If there is a subsequent decline in the prices of DRAM ICs or NAND, the value of our inventory will fall. As a result, we may need to write-down the value of our DRAM IC or NAND inventory, which may result in a significant decrease in our gross margin and financial condition. Also, to the extent that we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels or reduces outstanding orders, we could experience an unanticipated increase in our finished goods inventory. In the past, we have had to write-down inventory due to obsolescence, excess quantities and declines in market value below our costs. Any significant shortfall of customer orders in relation to our expectations could hurt our operating results, cash flows and financial condition.

        Also, any rapid increases in production required by our customers could strain our resources and reduce our margins. If we underestimate customer demand, we may not have sufficient inventory of DRAM ICs and NAND on hand to manufacture enough product to meet that demand. We also may not have sufficient manufacturing capacity at any given time to meet our customers' demands for rapid increases in production. These shortages of inventory and capacity will lead to delays in the delivery of our products, and we could forego sales opportunities, lose market share and damage our customer relationships.

Declines in our average sales prices, driven by volatile prices for DRAM ICs and NAND, among other factors, may result in declines in our revenues and gross profit.

        Our industry is competitive and historically has been characterized by declines in average sales price, based in part on the market price of DRAM ICs and NAND, which have historically constituted a substantial portion of the total cost of our memory subsystems. Our average sales prices may decline due to several factors, including overcapacity in the worldwide supply of DRAM and NAND memory components as a result of worldwide economic conditions, increased manufacturing efficiencies, implementation of new manufacturing processes and expansion of manufacturing capacity by component suppliers.

        Once our prices with a customer are negotiated, we are generally unable to revise pricing with that customer until our next regularly scheduled price adjustment. Consequently, we are exposed to the risks associated with the volatility of the price of DRAM ICs and NAND during that period. If the market prices for DRAM ICs and NAND increase, we generally cannot pass the price increases on to our customers for products purchased under an existing purchase order. As a result, our cost of sales could increase and our gross margins could decrease. Alternatively, if there are declines in the price of DRAM ICs and NAND, we may need to reduce our selling prices for subsequent purchase orders, which may result in a decline in our expected net sales.

        In addition, since a large percentage of our sales are to a small number of customers that are primarily distributors and large OEMs, these customers have exerted, and we expect they will continue to exert, pressure on us to make price concessions. If not offset by increases in volume of sales or the sales of newly-developed products with higher margins, decreases in average sales prices would likely have a material adverse effect on our business and operating results.

We use a small number of custom ASIC, DRAM IC and NAND suppliers and are subject to risks of disruption in the supply of custom ASIC, DRAM ICs and NAND.

        Our ability to fulfill customer orders or produce qualification samples is dependent on a sufficient supply of DRAM ICs and NAND, which are essential components of our memory subsystems. We are also dependent on a sufficient supply of custom ASIC devices to produce our HyperCloud® memory modules. There are a relatively small number of suppliers of DRAM ICs and NAND, and we purchase from only a subset of these suppliers. We have no long-term DRAM or NAND supply contracts. Additionally, we could face obstacles in moving production of our ASIC components away from our current design and production partners. Our dependence on a small number of suppliers and the lack of any guaranteed sources of ASIC components, DRAM and NAND supply expose us to several risks, including the inability to obtain an adequate supply of these important components, price increases, delivery delays and poor quality.

        Historical declines in customer demand and our revenues caused us to reduce our purchases of DRAM ICs and NAND. Such fluctuations could occur in the future. Should we not maintain sufficient purchase levels with some suppliers, our ability to obtain supplies of raw materials may be impaired due to the practice of some suppliers to allocate their products to customers with the highest regular demand.

        From time to time, shortages in DRAM ICs and NAND have required some suppliers to limit the supply of their DRAM ICs and NAND. As a result, we may be unable to obtain the DRAM ICs or NAND necessary to fill customers' orders for our products in a timely manner. If we are unable to obtain a sufficient supply of DRAM ICs or NAND to meet our customers' requirements, these customers may reduce future orders for our products or not purchase our products at all, which would cause our net sales to decline and harm our operating results. In addition, our reputation could be harmed, we may not be able to replace any lost business with new customers, and we may lose market share to our competitors.

        Our customers qualify the ASIC components, DRAM ICs and NAND of our suppliers for use in their systems. If one of our suppliers should experience quality control problems, it may be disqualified by one or more of our customers. This would disrupt our supplies of ASIC components, DRAM ICs and NAND and reduce the number of suppliers available to us, and may require that we qualify a new supplier. If our suppliers are unable to produce qualification samples on a timely basis or at all, we could experience delays in the qualification process, which could have a significant impact on our ability to sell that product.

If the supply of other component materials used to manufacture our products is interrupted, or if our inventory becomes obsolete, our results of operations and financial condition could be adversely affected.

        We use consumables and other components, including PCBs, to manufacture our memory subsystems. We sometimes procure PCBs and other components from single or limited sources to take advantage of volume pricing discounts. Material shortages or transportation problems could interrupt the manufacture of our products from time to time in the future. These delays in manufacturing could adversely affect our results of operations.

        Frequent technology changes and the introduction of next-generation products also may result in the obsolescence of other items of inventory, such as our custom-built PCBs, which could reduce our gross margin and adversely affect our operating performance and financial condition. We may not be able to sell some products developed for one customer to another customer because our products are often designed to address specific customer requirements, and even if we are able to sell these products to another customer, our margin on such products may be reduced.

A prolonged disruption of our manufacturing facility could have a material adverse effect on our business, financial condition and results of operations.

        We maintain a manufacturing facility in the PRC for producing most of our products, which allows us to utilize our materials and processes, protect our intellectual property and develop the technology for manufacturing. A prolonged disruption or material malfunction of, interruption in or the loss of operations at our manufacturing facility, or the failure to maintain a sufficient labor force at such facility, would limit our capacity to meet customer demand and delay new product development until a replacement facility and equipment, if necessary, were found. The replacement of the manufacturing facility could take an extended amount of time before manufacturing operations could restart. The potential delays and costs resulting from these steps could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manufacture our products efficiently, our operating results could suffer.

        We must continuously review and improve our manufacturing processes in an effort to maintain satisfactory manufacturing yields and product performance, to lower our costs and to otherwise remain competitive. As we manufacture more complex products, the risk of encountering delays or difficulties increases. The start-up costs associated with implementing new manufacturing technologies, methods and processes, including the purchase of new equipment, and any resulting manufacturing delays and inefficiencies, could negatively impact our results of operations.

        If we need to add manufacturing capacity, an expansion of our existing manufacturing facility or establishment of a new facility could be subject to factory audits by our customers. Any delays or unexpected costs resulting from this audit process could adversely affect our net sales and results of operations. In addition, we cannot be certain that we will be able to increase our manufacturing capacity on a timely basis or meet the standards of any applicable factory audits.

We depend on third-parties to design and manufacture custom components for some of our products.

        Significant customized components, such as ASICs, that are used in some of our products such as HyperCloud® are designed and manufactured by third parties. The ability and willingness of such third parties to perform in accordance with their agreements with us is largely outside of our control. If one or more of our design or manufacturing partners fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market or deliver products to our customers, as well as our reputation, could suffer. In the event of any such failures, we may have no readily available alternative source of supply for such products, since, in our experience, the lead time needed to establish a relationship with a new design and/or manufacturing partner is at least 12 months, and the estimated time for our OEM customers to re-qualify our product with components from a new vendor ranges from four to nine months. We cannot assure you that we can redesign, or cause to have redesigned, our customized components to be manufactured by a new manufacturer in a timely manner, nor can we assure you that we will not infringe on the intellectual property of our current design or manufacture partner when we redesign the custom components, or cause such components to be redesigned by a new manufacturer. A manufacturing disruption experienced by our manufacturing partners, the failure of our manufacturing partners to dedicate adequate resources to the production of our products, the financial instability of our manufacturing or design partners, or any other failure of our design or manufacturing partners to perform according to their agreements with us, would have a material adverse effect on our business, financial condition and results of operations.

        We have many other risks due to our dependence on third-party manufacturers, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; and potential misappropriation of our intellectual property. We are dependent on our manufacturing partners to manufacture products with acceptable quality and manufacturing yields, to deliver those products to us on a timely basis and to allocate a portion of their manufacturing capacity sufficient to meet our needs. Although our products are designed using the process design rules of the particular manufacturers, we cannot assure you that our manufacturing partners will be able to achieve or maintain acceptable yields or deliver sufficient quantities of components on a timely basis or at an acceptable cost. Additionally, we cannot assure you that our manufacturing partners will continue to devote adequate resources to produce our products or continue to advance the process design technologies on which the qualification and manufacturing of our products are based.

If our products do not meet the quality standards of our customers, we may be forced to stop shipments of products until the quality issues are resolved.

        Our customers require our products to meet strict quality standards. Should our products not meet such standards, our customers may discontinue purchases from us until we are able to resolve the quality issues that are causing us to not meet the standards. Such "quality holds" could have a significant adverse impact on our revenues and operating results.

If our products are defective or are used in defective systems, we may be subject to warranty, product recalls or product liability claims.

        If our products are defectively manufactured, contain defective components or are used in defective or malfunctioning systems, we could be subject to warranty and product liability claims and product recalls, safety alerts or advisory notices. While we have product liability insurance coverage, it may not be adequate to satisfy claims made against us. We also may be unable to obtain insurance in the future at satisfactory rates or in adequate amounts. Warranty and product liability claims or product recalls, regardless of their ultimate outcome, could have an adverse effect on our business, financial condition and reputation, and on our ability to attract and retain customers. In addition, we may determine that it is in our best interest to accept product returns in circumstances where we are not contractually obligated to do so in order to maintain good relations with our customers. Accepting product returns may negatively impact our operating results.

If we fail to protect our proprietary rights, our customers or our competitors might gain access to our proprietary designs, processes and technologies, which could adversely affect our operating results.

        We rely on a combination of patent protection, trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have submitted a number of patent applications regarding our proprietary processes and technology. It is not certain when or if any of the claims in the remaining applications will be allowed. As of December 28, 2013, we had 40 U.S. patents issued. We intend to continue filing patent applications with respect to most of the new processes and technologies that we develop. However, patent protection may not be available for some of these processes or technologies.

        It is possible that our efforts to protect our intellectual property rights may not:

  •
  prevent challenges to, or the invalidation or circumvention of, our existing intellectual property rights;

  •
  prevent our competitors from independently developing similar products, duplicating our products or designing around any patents that may be issued to us;

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  prevent disputes with third parties regarding ownership of our intellectual property rights;

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  prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

  •
  result in valid patents, including international patents, from any of our pending or future applications; or

  •
  otherwise adequately protect our intellectual property rights.

        Others may attempt to reverse engineer, copy or otherwise obtain and use our proprietary technologies without our consent. Monitoring the unauthorized use of our technologies is difficult. We cannot be certain that the steps we have taken will prevent the unauthorized use of our technologies. This is particularly true in foreign countries, such as the PRC, where we have established a manufacturing facility and where the laws may not protect our proprietary rights to the same extent as applicable U.S. laws.

        If some or all of the claims in our patent applications are not allowed, or if any of our intellectual property protections are limited in scope by a court or circumvented by others, we could face increased competition with regard to our products. Increased competition could significantly harm our business and our operating results.

We are involved in and expect to continue to be involved in costly legal and administrative proceedings to defend against claims that we infringe the intellectual property rights of others or to enforce or protect our intellectual property rights.

        As is common to the semiconductor industry, we have experienced substantial litigation regarding patent and other intellectual property rights. Lawsuits claiming that we are infringing others' intellectual property rights have been and may in the future be brought against us, and we are currently defending against claims of invalidity in the USPTO. See Note 9 of Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item I of our Quarterly Report on Form 10-Q for the period ended September 28, 2013, for a more detailed description of our legal contingencies as of September 28, 2013.

        The process of obtaining and protecting patents is inherently uncertain. In addition to the patent issuance process established by law and the procedures of the USPTO, we must comply with JEDEC administrative procedures in protecting our intellectual property within its industry standard setting process. These procedures evolve over time, are subject to variability in their application, and may be inconsistent with each other. Failure to comply with JEDEC's administrative procedures could jeopardize our ability to claim that our patents have been infringed.

        By making use of new technologies and entering new markets there is an increased likelihood that others might allege that our products infringe on their intellectual property rights. Litigation is inherently uncertain, and an adverse outcome in existing or any future litigation could subject us to significant liability for damages or invalidate our proprietary rights. An adverse outcome also could force us to take specific actions, including causing us to:

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  cease manufacturing and/or selling products, or using certain processes, that are claimed to be infringing a third party's intellectual property;

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  pay damages (which in some instances may be three times actual damages), including royalties on past or future sales;

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  seek a license from the third party intellectual property owner to use their technology in our products, which license may not be available on reasonable terms, or at all; or

  •
  redesign those products that are claimed to be infringing a third party's intellectual property.

        If any adverse ruling in any such matter occurs, any resulting limitations in our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.

        There is a limited pool of experienced technical personnel that we can draw upon to meet our hiring needs. As a result, a number of our existing employees have worked for our existing or potential competitors at some point during their careers, and we anticipate that a number of our future employees will have similar work histories. In the past, some of these competitors have claimed that our employees misappropriated their trade secrets or violated non-competition or non-solicitation agreements. Some of our competitors may threaten or bring legal action involving similar claims against us or our existing employees or make such claims in the future to prevent us from hiring qualified candidates. Lawsuits of this type may be brought, even if there is no merit to the claim, simply as a strategy to drain our financial resources and divert management's attention away from our business.

        We also may find it necessary to litigate against others, including our competitors, customers and former employees, to enforce our intellectual property, contractual and commercial rights including, in particular, our trade secrets, as well as to challenge the validity and scope of the proprietary rights of others. We could become subject to counterclaims or countersuits against us as a result of this litigation. Moreover, any legal disputes with customers could cause them to cease buying or using our products or delay their purchase of our products and could substantially damage our relationship with them.

        Any litigation, regardless of its outcome, would be time consuming and costly to resolve, divert our management's time and attention and negatively impact our results of operations. We cannot assure you that current or future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect our business, financial condition or results of operations.

We may become involved in non-patent related litigation and administrative proceedings that may materially adversely affect us.

        From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management's attention and resources and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any of these actions could have a material adverse effect on our business, results of operations or financial condition.

If we are required to obtain licenses to use third party intellectual property and we fail to do so, our business could be harmed.

        Although some of the components used in our final products contain the intellectual property of third parties, we believe that our suppliers bear the sole responsibility to obtain any rights and licenses to such third party intellectual property. While we have no knowledge that any third party licensor disputes our belief, we cannot assure you that disputes will not arise in the future. The operation of our business and our ability to compete successfully depends significantly on our continued operation without claims of infringement or demands resulting from such claims, including demands for payments of money in the form of, for example, ongoing licensing fees.

        We are also developing products to enter new markets. Similar to our current products, we may use components in these new products that contain the intellectual property of third parties. While we plan to exercise precautions to avoid infringing on the intellectual property rights of third parties, we cannot assure you that disputes will not arise.

        If it is determined that we are required to obtain inbound licenses and we fail to obtain licenses, or if such licenses are not available on economically feasible terms, our business, operating results and financial condition could be significantly harmed.

The flash memory market is constantly evolving and competitive, and we may not have rights to manufacture and sell certain types of products utilizing emerging flash formats, or we may be required to pay a royalty to sell products utilizing these formats.

        The flash-based storage market is constantly undergoing rapid technological change and evolving industry standards. Many consumer devices, such as digital cameras, PDAs and smartphones, are transitioning to emerging flash memory formats, such as the Memory Stick, and xD Picture Card formats, which we do not currently manufacture and do not have rights to manufacture. Although we do not currently serve the consumer flash market, it is possible that certain OEMs may choose to adopt these higher-volume, lower-cost formats. This could result in a decline in demand, on a relative basis, for other products that we manufacture such as CompactFlash, SD and embedded USB drives. If we decide to manufacture flash memory products utilizing emerging formats such as those mentioned, we will be required to secure licenses to give us the right to manufacture such products that may not be available at reasonable rates or at all. If we are not able to supply flash card formats at competitive prices or if we were to have product shortages, our net sales could be adversely impacted and our customers would likely cancel orders or seek other suppliers to replace us.

Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.

        As is common in the industry, we currently have in effect a number of agreements in which we have agreed to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys' fees. Our insurance does not cover intellectual property infringement. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We may periodically have to respond to claims and litigate these types of indemnification obligations. Although our suppliers may bear responsibility for the intellectual property inherent in the components they sell to us, they may lack the financial ability to stand behind such indemnities. Additionally, it may be costly to enforce any indemnifications that they have granted to us. Accordingly, any indemnification claims by customers could require us to incur significant legal fees and could potentially result in the payment of substantial damages, both of which could result in a material adverse effect on our business and results of operations.

We depend on a few key employees, and if we lose the services of any of those employees or are unable to hire additional personnel, our business could be harmed.

        To date, we have been highly dependent on the experience, relationships and technical knowledge of certain key employees. We believe that our future success will be dependent on our ability to retain the services of these key employees, develop their successors, reduce our reliance on them, and properly manage the transition of their roles should departures occur. The loss of these key employees could delay the development and introduction of, and negatively impact our ability to sell, our products and otherwise harm our business. We do not have employment agreements with any of these key employees other than Chun K. Hong, our President, Chief Executive Officer and Chairman of the Board. We maintain "Key Man" life insurance on Chun K. Hong; however, we do not carry "Key Man" life insurance on any of our other key employees.

        Our future success also depends on our ability to attract, retain and motivate highly skilled engineering, manufacturing, and other technical and sales personnel. Competition for experienced personnel is intense. We may not be successful in attracting new engineers or other technical personnel, or in retaining or motivating our existing personnel. If we are unable to hire and retain engineers with the skills necessary to keep pace with the evolving technologies in our markets, our ability to continue to provide our current products and to develop new or enhanced products will be negatively impacted, which would harm our business. In addition, the shortage of experienced engineers, and other factors, may lead to increased recruiting, relocation and compensation costs for such engineers, which may exceed our expectations and resources. These increased costs may make hiring new engineers difficult, or may increase our operating expenses.

        Historically, a significant portion of our workforce has consisted of contract personnel. We invest considerable time and expense in training these contract employees. We may experience high turnover rates in our contract employee workforce, which may require us to expend additional resources in the future. If we convert any of these contract employees into permanent employees, we may have to pay finder's fees to the contract agency.

We rely on third-party manufacturers' representatives and the failure of these manufacturers' representatives to perform as expected could reduce our future sales.

        We sell some of our products to customers through manufacturers' representatives. We are unable to predict the extent to which our manufacturers' representatives will be successful in marketing and selling our products. Moreover, many of our manufacturers' representatives also market and sell other, potentially competing products. Our representatives may terminate their relationships with us at any time. Our future performance will also depend, in part, on our ability to attract additional manufacturers' representatives that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. If we cannot retain our current manufacturers' representatives or recruit additional or replacement manufacturers' representatives, our sales and operating results will be harmed.

The operation of our manufacturing facility in the PRC could expose us to significant risks.

        Since 2009, substantially all of our world-wide manufacturing production has been performed at our manufacturing facility in the PRC. Language and cultural differences, as well as the geographic distance from our headquarters in Irvine, California, further compound the difficulties of running a manufacturing operation in the PRC. Our management has limited experience in creating or overseeing foreign operations, and this facility may divert substantial amounts of their time. We may not be able to maintain control over product quality, delivery schedules, manufacturing yields and costs. Furthermore, the costs related to having excess capacity have in the past and may in the future continue to have an adverse impact on our gross margins and operating results.

        We manage a local workforce that may subject us to regulatory uncertainties. Changes in the labor laws of the PRC could increase the cost of employing the local workforce. The increased industrialization of the PRC, as well as general economic and political conditions in the PRC, could also increase the price of local labor. Any or a combination of these factors could negatively impact the cost savings we currently enjoy from having our manufacturing facility in the PRC.

Economic, political and other risks associated with international sales and operations could adversely affect our net sales.

        Part of our growth strategy involves making sales to foreign corporations and delivering our products to facilities located in foreign countries. To facilitate this process and to meet the long-term projected demand for our products, we have set up a manufacturing facility in the PRC. Selling and manufacturing in foreign countries subjects us to additional risks not present with our domestic operations. We are operating in business and regulatory environments in which we have limited previous experience. We will need to continue to overcome language and cultural barriers to effectively conduct our operations in these environments. In addition, the economies of the PRC and other countries have been highly volatile in the past, resulting in significant fluctuations in local currencies and other instabilities. These instabilities affect a number of our customers and suppliers in addition to our foreign operations and continue to exist or may occur again in the future.

        In the future, some of our net sales may be denominated in Chinese Renminbi ("RMB"). The Chinese government controls the procedures by which RMB is converted into other currencies, and conversion of RMB generally requires government consent. As a result, RMB may not be freely convertible into other currencies at all times. If the Chinese government institutes changes in currency conversion procedures, or imposes restrictions on currency conversion, those actions may negatively impact our operations and could reduce our operating results. In addition, fluctuations in the exchange rate between RMB and U.S. dollars may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. These fluctuations may also adversely affect the comparability of our period-to-period results. If we decide to declare dividends and repatriate funds from our Chinese operations, we will be required to comply with the procedures and regulations of applicable Chinese law. Any changes to these procedures and regulations, or our failure to comply with those procedures and regulations, could prevent us from making dividends and repatriating funds from our Chinese operations, which could adversely affect our financial condition. If we are able to make dividends and repatriate funds from our Chinese operations, these dividends would be subject to U.S. corporate income tax.

        International turmoil and the threat of future terrorist attacks, both domestically and internationally, have contributed to an uncertain political and economic climate, both in the U.S. and globally, and have negatively impacted the worldwide economy. The occurrence of one or more of these instabilities could adversely affect our foreign operations and some of our customers or suppliers, each of which could adversely affect our net sales. In addition, our failure to meet applicable regulatory requirements or overcome cultural barriers could result in production delays and increased turn-around times, which would adversely affect our business.

        Our international sales are subject to other risks, including regulatory risks, tariffs and other trade barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, difficulties in managing distributors, lack of a significant local sales presence, difficulties in obtaining governmental approvals, compliance with a wide variety of complex foreign laws and treaties and potentially adverse tax consequences. In addition, the U.S. or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country.

Our operations could be disrupted by power outages, natural disasters or other factors.

        Due to the geographic concentration of our manufacturing operations and the operations of certain of our suppliers, a disruption resulting from equipment failure, power failures, quality control issues, human error, government intervention or natural disasters, including earthquakes and floods like those that have struck Japan and Thailand, respectively, could interrupt or interfere with our manufacturing operations and consequently harm our business, financial condition and results of operations. Such disruptions would cause significant delays in shipments of our products and adversely affect our operating results.

Our failure to comply with environmental laws and regulations could subject us to significant fines and liabilities or cause us to incur significant costs.

        We are subject to various and frequently changing U.S. federal, state and local and foreign governmental laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. In particular, some of our manufacturing processes may require us to handle and dispose of hazardous materials from time to time. For example, in the past our manufacturing operations have used lead-based solder in the assembly of our products. Today, we use lead-free soldering technologies in our manufacturing processes, as this is required for products entering the European Union. We could incur substantial costs, including clean-up costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of, or noncompliance with, environmental laws and regulations. These laws and regulations also could require us to incur significant costs to remain in compliance.

Our internal controls over financial reporting may not be effective, which could have a significant and adverse effect on our business.

        Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404, require us to evaluate our internal controls over financial reporting to allow management to report on those internal controls as of the end of each year. Effective internal controls are necessary for us to produce reliable financial reports and are important in our effort to prevent financial fraud. In the course of our Section 404 evaluations, we may identify conditions that may result in significant deficiencies or material weaknesses and we may conclude that enhancements, modifications or changes to our internal controls are necessary or desirable. Implementing any such matters would divert the attention of our management, could involve significant costs, and may negatively impact our results of operations.

        We note that there are inherent limitations on the effectiveness of internal controls, as they cannot prevent collusion, management override or failure of human judgment. If we fail to maintain an effective system of internal controls or if management or our independent registered public accounting firm were to discover material weaknesses in our internal controls, we may be unable to produce reliable financial reports or prevent fraud, and it could harm our financial condition and results of operations, result in a loss of investor confidence and negatively impact our stock price.

If we do not effectively manage future growth, our resources, systems and controls may be strained and our results of operations may suffer.

        We have in the past expanded our operations, both domestically and internationally. Any future growth may strain our resources, management information and telecommunication systems, and operational and financial controls. To manage future growth effectively, including the expansion of volume in our manufacturing facility in the PRC, we must be able to improve and expand our systems and controls. We may not be able to do this in a timely or cost-effective manner, and our current systems and controls may not be adequate to support our future operations. In addition, our officers have relatively limited experience in managing a rapidly growing business or a public company. As a result, they may not be able to provide the guidance necessary to manage future growth or maintain future market position. Any failure to manage our growth or improve or expand our existing systems and controls, or unexpected difficulties in doing so, could harm our business.

If we acquire other businesses or technologies in the future, these acquisitions could disrupt our business and harm our operating results and financial condition.

        We will evaluate opportunities to acquire businesses or technologies that might complement our current product offerings or enhance our technical capabilities. We have no experience in acquiring other businesses or technologies. Acquisitions entail a number of risks that could adversely affect our business and operating results, including, but not limited to:

  •
  difficulties in integrating the operations, technologies or products of the acquired companies;

  •
  the diversion of management's time and attention from the normal daily operations of the business;

  •
  insufficient increases in net sales to offset increased expenses associated with acquisitions or acquired companies;

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  difficulties in retaining business relationships with suppliers and customers of the acquired companies;

  •
  the overestimation of potential synergies or a delay in realizing those synergies;

  •
  entering markets in which we have no or limited experience and in which competitors have stronger market positions; and

  •
  the potential loss of key employees of the acquired companies.

        Future acquisitions also could cause us to incur debt or be subject to contingent liabilities. In addition, acquisitions could cause us to issue equity securities that could dilute the ownership percentages of our existing stockholders. Furthermore, acquisitions may result in material charges or adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred stock-based compensation expense and identifiable purchased intangible assets or impairment of goodwill, any or all of which could negatively affect our results of operations.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of            shares of common stock offered by us in this offering pursuant to this prospectus supplement will be approximately $            (approximately $            if the underwriter exercises its over-allotment option in full), after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

        We expect to use the net proceeds from this offering for general corporate purposes. Our management will have significant flexibility in applying the net proceeds of this offering. Until the funds are used as described above, we intend to invest the net proceeds from this offering in interest-bearing, investment grade securities.

DILUTION

        Our net tangible book value as of December 28, 2013 was approximately $7,013,000, or approximately $0.22 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 28, 2013.

        After giving effect to our sale of            shares of our common stock in this offering at the offering price of $        per share and after deducting the underwriting discount and commissions and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 28, 2013 would have been approximately $            , or $        per share. This represents an immediate increase in net tangible book value of $        per share to existing stockholders and immediate dilution in net tangible book value of $        per share to new investors participating in this offering at the offering price. The following table illustrates this dilution on a per share basis:

Offering price for one share of common stock			$
Net tangible book value per share as of December 28, 2013		$0.22
Increase per share attributable to new investors	$

As adjusted net tangible book value per share after this offering			$

Dilution per share to new investors			$

        If the underwriter exercises in full its option to purchase                  additional shares of common stock at the public offering price of $        per share, the as adjusted net tangible book value after this offering would be approximately $        per share, representing an increase in net tangible book value of approximately $        per share to existing stockholders and immediate dilution in net tangible book value of approximately $        per share to new investors purchasing our common stock in this offering at the public offering price.

        The above discussion and table are based on 31,776,138 shares of common stock issued and outstanding as of December 28, 2013 and exclude:

  •
  5,836,930 shares of common stock issuable upon exercise of options outstanding as of December 28, 2013, of which approximately 3,468,460 shares are exercisable;

  •
  753,010 shares of common stock available for future grants under our stock option plans as of December 28, 2013, which amount is subject to annual increases pursuant to the terms of our Amended and Restated 2006 Equity Incentive Plan; and

  •
  5,022,535 shares of common stock issuable upon exercise of warrants outstanding as of December 28, 2013, 2,275,282 of which are exercisable at $0.89 per share and 2,747,253 of which are exercisable at $1.00 per share (of which 2,087,913 are currently exercisable and 659,340 are exercisable upon the occurrence of certain events).

        The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock. The exercise of outstanding options having an exercise price less than the offering price will increase dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 UNDERWRITING

        The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group

        The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $            per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $            per share. After the offering, these figures may be changed by the underwriter.

        We have granted to the underwriter an option to purchase up to an additional            shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30 day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

        The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. Except for the right of first refusal to participate in future offerings described below, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority to be underwriting compensation under its rule of fair price. The underwriting discount and other items of compensation the underwriter will receive were determined through arms' length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid to the underwriter by us	$	$	$

        We estimate that the total expenses of this offering, excluding underwriting discounts, will be $275,000. This includes $125,000 of fees and expenses of the underwriter. These expenses are payable by us.

        We have agreed that, if within one year after the closing of this offering, we determine to undertake any public or private offering of securities, whether on our own behalf or on behalf of our stockholders, for the primary purpose of financing (other than to financial institutions, lessors or similar parties in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions), then we will offer the underwriter the right to serve as exclusive placement agent (in the case of a private offering) or sole underwriter (in the case of a public offering). The underwriter, however, has not committed to act as an underwriter or placement agent in any future offering we might undertake. Pursuant to applicable rules of the Financial Industry Regulatory Authority, the underwriter may not waive or terminate this right of first refusal more than once in consideration of any payment or fee.

        We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

        We and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. This 90 day lock-up period will be automatically extended if (1) during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 day period following the last day of the period, in which case the restrictions described in this paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the announcement of the material news or material event. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter.

        To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

        In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Stock Market or otherwise and, if commenced, may be discontinued at any time.

        In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on the NASDAQ Stock Market. Passive market making consists of displaying bids on the NASDAQ Stock Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and place orders online or through their financial advisors.

LEGAL MATTERS

        The validity of the securities offered by this prospectus supplement will be passed upon for us by Morrison & Foerster LLP, San Diego, California. Faegre Baker Daniels LLP, Minneapolis, Minnesota, is acting as counsel for the underwriter in connection with this offering.

 EXPERTS

        The consolidated financial statements of Netlist, Inc. and its subsidiaries included in our Annual Report on Form 10-K for the year ended December 29, 2012 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.netlist.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you in this prospectus supplement by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and prospectus, and later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, from the date of this prospectus supplement to the completion of all offerings of the particular securities offered by this prospectus supplement, except that we do not incorporate any document or portion of a document that is "furnished" to the SEC, but not deemed "filed." The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 29, 2012;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2013, June 29, 2013 and September 28, 2013;

  •
  our Current Reports on Form 8-K filed on December 31, 2012, February 1, 2013, April 4, 2013, June 11, 2013 (as amended by a Form 8-K/A filed on November 7, 2013), July 18, 2013, August 16, 2013, August 20, 2013, August 21, 2013, September 16, 2013, December 12, 2013 and February 3, 2014;

  •
  our Definitive Proxy Statement for our Annual Meeting of Stockholders held on June 10, 2013; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 27, 2006, including any amendments or reports filed for the purpose of updating such description.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Netlist, Inc.
175 Technology Drive, Suite 150
Irvine, California 92618
Attention: Gail Sasaki

        You may direct telephone requests to Gail Sasaki, our Chief Financial Officer, at (949) 474-4300.

PROSPECTUS

NETLIST, INC.

$40,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS

        We may offer and sell from time to time the above securities in one or more classes, in one or more transactions, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. We may also offer any of these securities that may be issuable upon the conversion, exercise or exchange of preferred stock or warrants. The aggregate initial offering price of the securities that we may offer through this prospectus will be up to $40,000,000.

        We will provide specific terms of any offering in supplements to this prospectus, which we will deliver together with the prospectus at the time of sale. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        We may offer the securities independently or together in any combination for sale directly to purchasers, through one or more underwriters, dealers or agents, or through underwriting syndicates managed or co-managed by one or more underwriters, to be designated at a future date, on a continuous or delayed basis.

        Our common stock is listed on the NASDAQ Global Market under the symbol "NLST." On September 29, 2011, the last reported sale price of our common stock was $1.28 per share.

        On September 29, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was $25,812,796. We have not previously offered pursuant to General Instruction I.B.6. of Form S-3 any securities during the prior twelve calendar month period that ends on, and includes, the date of this prospectus.

        Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under the caption "Risk Factors" on page 2 of this prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 18, 2011.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time. For further information about our business and the securities, you should refer to the registration statement containing this prospectus and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports we file by the SEC. The registration statement and other reports can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a "prospectus supplement," we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement or incorporated information having a later date. You should read this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares. Unless the context otherwise requires, in this prospectus "Netlist," "we," "us," and "our" refer to Netlist, Inc. and its consolidated subsidiaries.

 ABOUT NETLIST, INC.

        We design, manufacture and sell high performance, logic-based memory subsystems for the datacenter server and high performance computing and communications markets. Our memory subsystems consist of combinations of dynamic random access memory integrated circuits ("DRAM ICs"), NAND flash memory ("NAND"), application-specific integrated circuits and other components assembled on printed circuit boards. We primarily market and sell our products to leading original equipment manufacturer customers. Our solutions are targeted at applications where memory plays a key role in meeting system performance requirements. We leverage a portfolio of proprietary technologies and design techniques, including efficient planar design, alternative packaging techniques and custom semiconductor logic, to deliver memory subsystems with high memory density, small form factor, high signal integrity, attractive thermal characteristics and low cost per bit.

        Our principal executive offices are located at 51 Discovery, Suite 150, Irvine, California 92618 and our telephone number at that address is (949) 435-0025.

RISK FACTORS

        Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. See "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the applicable prospectus supplement includes and incorporates by reference "forward-looking statements." We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, continuing development, qualification and volume production of EXPRESSvault™, NVvault™ and HyperCloud®; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark Office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in our and our customers' product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; our ability to attract and retain skilled personnel; our reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; the political and regulatory environment in the People's Republic of China; and other important factors that we discuss in greater detail under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find Additional Information," completely and with the understanding that our actual future results may be materially different from what we expect.

        These forward-looking statements represent our estimates and assumptions only as of the date made. We undertake no duty to update these forward-looking statements after the date of this prospectus, except as required by law, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the securities for capital expenditures, working capital and other general corporate purposes. Pending any specific application, we may initially invest the net proceeds in short-term marketable securities.

        We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of any offering.

SECURITIES WE MAY OFFER

        We may issue from time to time, in one or more offerings the following securities:

  •
  shares of common stock;

  •
  shares of preferred stock;

  •
  warrants exercisable for common stock or preferred stock; and

  •
  units of common stock, preferred stock or warrants, in any combination.

        This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information incorporated by reference, or free writing prospectus, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information incorporated by reference or free writing prospectus will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements, information incorporated by reference or free writing prospectus may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See "Available Information" and "Incorporation of Certain Information by Reference" for information about how to obtain copies of those documents.

        The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, information incorporated by reference or free writing prospectus, relating to such offering.

 DESCRIPTION OF CAPITAL STOCK

        Our Restated Certificate of Incorporation provides that we are authorized to issue 100,000,000 shares of capital stock. Our authorized capital stock is comprised of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

        The following description is a summary of the material terms of our capital stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws. This description does not purport to be complete. For information on how you can obtain our Restated Certificate of Incorporation and Amended and Restated Bylaws, see "Where You Can Find More Information."

Common Stock

        We are authorized to issue up to 90,000,000 shares of our common stock, par value $0.001 per share.

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of our directors. Subject to preferences that may apply to any then outstanding shares of preferred stock, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for distribution at the times and in the amounts, if any, that our board of directors may determine from time to time. In the event of our liquidation, dissolution or winding up, subject to the rights of each series of our preferred stock, which may, from time to time come into existence, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. Our common stock is not redeemable and there are no sinking fund provisions applicable to our common stock.

Preferred Stock

        Our board of directors is authorized, subject to limitations imposed by Delaware law, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, without stockholder approval. Our Board of Directors is authorized to fix the number of shares of preferred stock and to determine or (so long as no shares of such series are then outstanding) alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by Delaware General Corporation Law. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior to any of those of any present or future class or series of our capital stock. Our Board of Directors is also authorized to decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting any decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of any shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Restated Certificate of Incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

  Interested Stockholder Transactions

        We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

  Certificate of Incorporation and Bylaws

        Provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Restated Certificate of Incorporation allows us to issue shares of preferred stock (see "Blank Check Preferred Stock") or common stock without any action by stockholders. Our directors and our officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Restated Certificate of Incorporation. Our Board of Directors is expressly authorized to make, alter or repeal our Amended and Restated Bylaws. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

  Blank Check Preferred Stock

        Our Restated Certificate of Incorporation authorizes our Board of Directors to approve the issuance of up to 10,000,000 shares of preferred stock, without further approval of the stockholders, and to determine the rights and preferences of any series of preferred stock. The Board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our common stock at a premium over the market price.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, number and terms of any common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

  •
  the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued as a unit;

  •
  if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms relating to the modification of the warrants;

  •
  a discussion of material federal income tax considerations, if applicable; and

  •
  any other terms of the warrants and any other securities sold together with the warrants, including, but not limited to, the terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

        The applicable prospectus supplement will describe the specific terms of any warrant units.

        The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading "Where You Can Find More Information."

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

  •
  a description of the terms of any unit agreement governing the units;

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units;

  •
  a discussion of material federal income tax considerations, if applicable; and

  •
  whether the units will be issued in fully registered or global form.

        The descriptions of the units and any applicable underlying security or pledge arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading "Where You Can Find More Information."

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers.

  •
  We may distribute securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase securities will be subject to certain conditions, and an underwriter will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

        Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If stated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase securities at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market, as set forth in the applicable prospectus supplement. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities. However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

        If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the applicable securities in connection with any offering (in other words, if they sell more securities than are set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. The transactions described above may have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. In addition, the representatives of any underwriters may determine not to engage in those transactions or that those transactions, once commenced, may be discontinued without notice.

        Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

        In no event will the commission or discount received by any Financial Industry Regulatory Authority ("FINRA") member or independent broker-dealer participating in a distribution of securities exceed eight percent of the aggregate principal amount of the offering of securities in which that FINRA member or independent broker-dealer participates.

LEGAL MATTERS

        Morrison & Foerster LLP, San Diego, California, has passed upon the validity of the securities to be offered pursuant to this prospectus.

EXPERTS

        The consolidated financial statements of Netlist, Inc. and its subsidiaries included in the Company's Annual Report on Form 10-K for the year ended January 1, 2011 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is "furnished" to the SEC, but not deemed "filed." The following documents filed with the SEC are incorporated by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended January 1, 2011;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended April 2 and July 2, 2011;

  •
  our Current Reports on Form 8-K filed on June 3, 2011 and June 14, 2011;

  •
  our definitive Proxy Statement for our Annual Meeting of Stockholders held on June 1, 2011; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 27, 2006, including any amendments or reports filed for the purpose of updating such description.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Netlist, Inc.
51 Discovery, Suite 150
Irvine, California 92618
Attention: Gail Sasaki

        You may direct telephone requests to Gail Sasaki, our Chief Financial Officer, at (949) 474-4300.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.netlist.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.

            shares of Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum Capital Group

February    , 2014